Exhibit 99.1      Press Release

PRESS RELEASE
July 25, 2003
                    For further information contact:
                            David M. Bradley
                            Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                            825 Central Avenue PO Box 1237
                            Fort Dodge, Iowa 50501
                            515-576-7531

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES EARNINGS FOR SECOND QUARTER OF 2003

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (Nasdaq:
FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today that the Company earned $0.92 diluted earnings per share for the quarter ended June 30, 2003, compared to diluted earnings per share of $0.81 for the quarter ended June 30, 2002, an increase in diluted earnings per share of 13.6%. In dollars, the Company's net income was $1.5 million for the quarter ended June 30, 2003, as compared to $1.4 million for the quarter ended June 30, 2002, an increase of 7.3%. The Company earned $1.80 diluted earnings per share for the six months ended June 30, 2003, compared to diluted earnings per share of $1.52 for the six months ended June 30, 2002, an increase in diluted earnings per share of 18.4%. In dollars, the Company's net income was $3.0 million for the six months ended June 30, 2003, as compared to $2.7 million for the six months ended June 30, 2002, an increase of 14.1%.

Total assets at June 30, 2003 were $430.6 million as compared to $403.9 million at December 31, 2002. The increase in assets resulted primarily from an increase in interest-bearing cash, loans and securities available-for-sale. Interest-bearing cash increased $9.5 million, or 72.6% to $22.5 million at June 30, 2003 from $13.0 million at December 31, 2002. Loans increased by $7.6 million, or 2.2%, to $348.7 million at June 30, 2003 from $341.1 million at December 31, 2002. At June 30, 2003, net loans consisted of $157.6 million of one-to-four family loans, $67.8 million of multifamily real estate loans, $70.1 million of commercial real estate loans and $53.2 million of consumer loans. The increase in loans was due, in part, to the origination of one-to-four family loans, the purchase of one-to-four family, multifamily and commercial real estate loans and the origination of second mortgage loans. These originations and purchases were offset in part by payments, prepayments and sales proceeds of loans. Securities available-for-sale increased $8.7 million, or 38.0%, to $31.5 million at June 30, 2003 from $22.8 million at December 31, 2002. The increase in securities available-for-sale was primarily due to an increase in investment in mortgage-backed securities.

Deposits increased $13.3 million, or 4.8%, to $290.3 million at June 30, 2003 from $277.0 million at December 31, 2002. Other borrowed funds increased $12.4 million, or 14.6%, to $97.5 million at June 30, 2003 from $85.0 million at December 31, 2002. The increase in the deposits and borrowed funds were used in part to fund asset growth.

Nonperforming assets were 0.45% of total assets as of June 30, 2003 compared to 0.35% of total assets as of December 31, 2002. The allowance for loan losses was $3.2 million, or 0.90% of total loans, at June 30, 2003, compared to $3.1 million, or 0.90% of total loans, at December 31, 2002.

                                     -MORE-

The net interest spread of 3.00% for the quarter ended June 30, 2003 represented a decrease from the net interest spread of 3.14% for the quarter ended June 30, 2002. The net interest margin of 3.26% for the quarter ended June 30, 2003 represented a decrease from the net interest margin of 3.44% for the quarter ended June 30, 2002. Net interest income for the quarter ended June 30, 2003 was $3.3 million, compared to net interest income of $3.3 million for the quarter ended June 30, 2002.

The Company's provision for loan losses was $60,000 and $90,000 for the quarters ended June 30, 2003 and 2002, respectively. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio. These factors include prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, which includes a significant amount of multi-family and commercial real estate loans, substantially all of which are purchased and are collateralized by properties located outside of the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio.

Stockholders' equity was $39.3 million at June 30, 2003, compared to $38.7 million at December 31, 2002. Stockholders' equity increased by $513,000 primarily due to earnings and the exercise of stock options, offset in part by stock repurchases and declared dividends. Book value, or stockholders' equity per share, at June 30, 2003 was $24.51 compared to $23.62 at December 31, 2002. The ratio of stockholders' equity to total assets was 9.1% at June 30, 2003, as compared to 9.6% at December 31, 2002.

All stockholders of record on June 16, 2003, received a quarterly cash dividend of $0.21 per share on July 7, 2003. The Company has 1,601,580 shares of common stock currently outstanding.

During the six months ended June 30, 2003, the Company repurchased a total of 90,400 shares or approximately 5.5% of its outstanding shares of common stock at prevailing market prices averaging $33.95 per share. Since its formation in 1996, the Company has invested a total of $46.7 million in the repurchase of 2,587,267 shares of its outstanding stock.

The Company's noninterest income was $3.1 million and $2.7 million for the six months ended June 30, 2003 and 2002, respectively. The increase in noninterest income was due in part to increases in abstract fees and mortgage banking income.

The Company's noninterest expense was $5.2 million and $4.8 million for the six months ended June 30, 2003 and 2002, respectively. The increase in noninterest expense was due primarily to an increase in salaries and employee benefits and other expenses.

The Company's provision for income taxes was $1.4 million and $1.3 million for the six months ended June 30, 2003 and 2002, respectively. The increase in the provision for income taxes was due to an increase in the income before income taxes and a decrease in the nontaxable income, offset in part by a one time low-income housing income tax credit with an effect on net income of approximately $100,000.

In April, 2003, the Bank submitted an application to establish a new branch office in Clive, Iowa. The Bank intends to begin construction of a 5,000 square foot building later this year. The Bank will open a temporary office in the third quarter of 2003 at 2204 Woodlands Parkway, Clive, Iowa.

North Central Bancshares, Inc. serves north central and southeastern Iowa at nine full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Burlington and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation under the full extent permitted by law. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD".

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company or the Bank does not undertake to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

For more information contact: David M. Bradley, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

 (Unaudited)
 (Dollars in Thousands, except per share and share data)  June 30, 2003       December 31, 2002
                                                          -------------       -----------------
 Assets
    Cash and cash equivalents                              $   24,382             $   15,169
    Securities available for sale                              31,506                 22,834
    Loans (net of allowance of loan loss of $3,164
    and $3,118, respectively)                                 348,727                341,146
    Goodwill                                                    4,971                  4,971
    Other assets                                               21,035                 19,752
                                                           ----------             ----------

      Total Assets                                         $  430,621             $  403,872
                                                           ==========             ==========

 Liabilities
    Deposits                                               $  290,336             $  277,000
    Other borrowed funds                                       97,454                 85,026
    Other liabilities                                           3,570                  3,098
                                                           ----------             ----------
       Total Liabilities                                      391,360                365,124

 Stockholders' Equity                                          39,261                 38,748
                                                           ----------             ----------

    Total Liabilities and Stockholders' Equity             $  430,621             $  403,872
                                                           ==========             ==========

 Stockholders' equity to total assets                            9.12%                  9.59%
                                                           ==========             ==========

 Book value per share                                      $    24.51             $    23.62
                                                           ==========             ==========

 Total shares outstanding                                   1,601,580              1,640,280
                                                           ==========             ==========

Condensed Consolidated Statements of Income
(Unudited)
(Dollars in Thousands, except per share data

                                                       For the Three Months         For the Six Months
                                                          Ended June 30,              Ended June 30,
                                                       2003           2002           2003           2002
                                                       ----           ----           ----           ----
Interest income                                      $ 6,441        $ 6,760        $12,967        $13,291
Interest expense                                       3,137          3,498          6,316          6,992
                                                     -------        -------        -------        -------
  Net interest income                                  3,304          3,262          6,651          6,299
Provision for loan loss                                   60             90            120            270
                                                     -------        -------        -------        -------
  Net interest income after provision for loan loss    3,244          3,172          6,531          6,029
Noninterest income                                     1,699          1,386          3,092          2,701
Noninterest expense                                    2,654          2,405          5,212          4,770
                                                     -------        -------        -------        -------
  Income before income taxes                           2,289          2,153          4,411          3,960
Income taxes                                             761            729          1,381          1,305
                                                     -------        -------        -------        -------
  Net income                                         $ 1,528        $ 1,424        $ 3,030        $ 2,655
                                                     =======        =======        =======        =======

Basic earnings per share                             $  0.97        $  0.87        $  1.91        $  1.62
                                                     =======        =======        =======        =======
Diluted earnings per share                           $  0.92        $  0.81        $  1.80        $  1.52
                                                     =======        =======        =======        =======

                                                                  For the Three Months                    For the Six Months
Selected Financial Ratios                                             Ended June 30,                         Ended June 30,

                                                                2003                2002                2003               2002
                                                                ----                ----                ----               ----
Performance ratios
    Net interest spread                                         3.00%               3.14%               3.06%              3.06%
    Net interest margin                                         3.26%               3.44%               3.33%              3.38%
    Return on average assets                                    1.43%               1.42%               1.44%              1.35%
    Return on average equity                                   15.62%              15.41%              15.53%             14.49%
    Efficiency ratio (noninterest expense divided by
      the sum of net interest income before provision
      for loan losses plus noninterest income)                 53.05%              51.75%              53.49%             53.01%